Exhibit 99.6

NETHERLAND, SEWELL & ASSOCIATES, INC.	CHAIRMAN & CEO C.H.(SCOTT) REES III PRESIDENT & COO	EXECUTIVE COMMITTEE P. SCOTT FROST - DALLAS J. CARTER HENSON, JR. - HOUSTON
WORLDWIDE PETROLEUM CONSULTANTS ENGINEERING • GEOLOGY • GEOPHYSICS • PETROPHYSICS	DANNY D. SIMMONS EXECUTIVE VP G. LANCE BINDER	DAN PAUL SMITH - DALLAS JOSEPH J. SPELLMAN - DALLAS THOMAS J. TELLA II - DALLAS

November 10, 2011

Mr. Lynn A. Peterson

Kodiak Oil & Gas Corp.

1625 Broadway, Suite 250

Denver, Colorado 80202

Dear Mr. Peterson:

In accordance with your request, we have estimated the proved reserves and future revenue, as of October 31, 2011, to the Kodiak Oil & Gas Corp. (Kodiak) interest in certain oil and gas properties, referred to herein as the “BTA Oil Producers, LLC Acquisition properties”, located in Williams County, North Dakota. We completed our evaluation on or about the date of this letter. It is our understanding that the proved reserves estimated in this report constitute approximately 24 percent of all proved reserves owned by Kodiak. The estimates in this report have been prepared in accordance with the definitions and regulations of the U.S. Securities and Exchange Commission (SEC) and, with the exception of the exclusion of future income taxes, conform to the FASB Accounting Standards Codification Topic 932, Extractive Activities—Oil and Gas. Definitions are presented immediately following this letter. This report has been prepared for Kodiak’s use in filing with the SEC; in our opinion the assumptions, data, methods, and procedures used in the preparation of this report are appropriate for such purpose.

We estimate the net reserves and future net revenue to the Kodiak interest in these properties, as of October 31, 2011, to be:

	Net Reserves		Future Net Revenue (M$)
	Oil	Gas		Present Worth
Category	(MBBL)	(MMCF)	Total	at 10%

Proved Developed Producing	2,304.5	2,069.8	168,625.4	92,333.0
Proved Undeveloped	4,499.9	3,800.5	253,867.4	96,267.4

Total Proved	6,804.4	5,870.3	422,492.8	188,600.4

The oil reserves shown include crude oil and condensate. Oil volumes are expressed in thousands of barrels (MBBL); a barrel is equivalent to 42 United States gallons. Gas volumes are expressed in millions of cubic feet (MMCF) at standard temperature and pressure bases.

The estimates shown in this report are for proved developed producing and proved undeveloped reserves. Our study indicates that there no proved developed non-producing reserves for these properties at this time. No study was made to determine whether probable or possible reserves might be established for these properties. This report does not include any value that could be attributed to interests in undeveloped acreage beyond those tracts for which undeveloped reserves have been estimated. Reserves categorization conveys the relative degree of certainty; reserves subcategorization is based on development and production status. The estimates of reserves and future revenue included herein have not been adjusted for risk.

Gross revenue shown in this report is Kodiak’s share of the gross (100 percent) revenue from the properties prior to any deductions. Future net revenue is after deductions for Kodiak’s share of production taxes and ad valorem taxes, royalties, capital costs, and operating expenses but before consideration of any income taxes. The future net revenue has been discounted at an annual rate of 10 percent to determine its present worth, which is shown

4500 THANKSGIVING TOWER • 1601 ELM STREET • DALLAS, TEXAS 75201-4754 • PH: 214-969-5401 • FAX: 214-969-5411	nsai@nsai-petro.com
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to indicate the effect of time on the value of money. Future net revenue presented in this report, whether discounted or undiscounted, should not be construed as being the fair market value of the properties.

Prices used in this report are based on the 12-month unweighted arithmetic average of the first-day-of-the-month price for each month in the period November 2010 through October 2011. For oil volumes, the average West Texas Intermediate spot price of $94.07 per barrel is adjusted for quality, transportation fees, and a regional price differential. For gas volumes, the average Northern Natural (Ventura) spot price of $4.229 per MMBTU is adjusted for energy content, transportation fees, and a local price differential. The adjusted oil and gas prices of $87.43 per barrel and $7.519 per MCF are held constant throughout the lives of the properties.

Operating costs used in this report are based on operating expense records of BTA Oil Producers, LLC, the previous owner of the properties, as provided by Kodiak. These costs include the per-well overhead expenses allowed under joint operating agreements along with estimates of costs to be incurred at and below the district and field levels. Headquarters general and administrative overhead expenses of Kodiak are included to the extent that they are covered under joint operating agreements for the operated properties. Operating costs are held constant throughout the lives of the properties.

Capital costs used in this report were provided by Kodiak and are based on authorizations for expenditure and actual costs from recent activity. Capital costs are included as required for new development wells and production equipment. Based on our understanding of Kodiak’s future development plans, a review of the records provided to us, and our knowledge of similar properties, we regard these estimated capital costs to be reasonable. Capital costs are held constant to the date of expenditure. As requested, our estimates do not include any salvage value for the lease and well equipment or the cost of abandoning the properties.

For the purposes of this report, we did not perform any field inspection of the properties, nor did we examine the mechanical operation or condition of the wells and facilities. We have not investigated possible environmental liability related to the properties; therefore, our estimates do not include any costs due to such possible liability.

We have made no investigation of potential gas volume and value imbalances resulting from overdelivery or underdelivery to the Kodiak interest. Therefore, our estimates of reserves and future revenue do not include adjustments for the settlement of any such imbalances; our projections are based on Kodiak receiving its net revenue interest share of estimated future gross gas production.

The reserves shown in this report are estimates only and should not be construed as exact quantities. Proved reserves are those quantities of oil and gas which, by analysis of engineering and geoscience data, can be estimated with reasonable certainty to be commercially recoverable; probable and possible reserves are those additional reserves which are sequentially less certain to be recovered than proved reserves. Estimates of reserves may increase or decrease as a result of market conditions, future operations, changes in regulations, or actual reservoir performance. In addition to the primary economic assumptions discussed herein, our estimates are based on certain assumptions including, but not limited to, that the properties will be developed consistent with current development plans, that the properties will be operated in a prudent manner, that no governmental regulations or controls will be put in place that would impact the ability of the interest owner to recover the reserves, and that our projections of future production will prove consistent with actual performance. If the reserves are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. Because of governmental policies and uncertainties of supply and demand, the sales rates, prices received for the reserves, and costs incurred in recovering such reserves may vary from assumptions made while preparing this report.

For the purposes of this report, we used technical and economic data including, but not limited to, well test data, production data, historical price and cost information, and property ownership interests. The reserves in this report have been estimated using deterministic methods; these estimates have been prepared in accordance with the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers (SPE Standards). We used standard engineering and geoscience methods, or a combination of methods, including performance analysis and analogy, that we considered to be appropriate and necessary to classify, categorize, and estimate reserves in accordance with the SEC definitions and regulations. A substantial portion of these reserves are for undeveloped locations; such reserves are based on estimates of reservoir volumes and recovery efficiencies along with analogy to properties with similar geologic and reservoir characteristics. As in all aspects of oil and gas evaluation, there are uncertainties inherent in the interpretation of engineering and geoscience data; therefore, our conclusions necessarily represent only informed professional judgment.

The data used in our estimates were obtained from Kodiak, public data sources, and the nonconfidential files of Netherland, Sewell & Associates, Inc. (NSAI) and were accepted as accurate. Supporting geoscience, performance, and work data are on file in our office. The titles to the properties have not been examined by NSAI, nor has the actual degree or type of interest owned been independently confirmed. The technical persons responsible for preparing the estimates presented herein meet the requirements regarding qualifications, independence, objectivity, and confidentiality set forth in the SPE Standards. We are independent petroleum engineers, geologists, geophysicists, and petrophysicists; we do not own an interest in these properties nor are we employed on a contingent basis.

Sincerely,

NETHERLAND, SEWELL & ASSOCIATES, INC. Texas Registered Engineering Firm F-2699

		By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

By:	/s/ Dan Paul Smith	By:	/s/ John G. Hattner
	Dan Paul Smith, P.E. 49093		John G. Hattner, P.G. 559
	Senior Vice President		Senior Vice President

Date Signed: November 10, 2011		Date Signed: November 10, 2011

DPS:AHA

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